EXHIBIT 99.1

SENOMYX ANNOUNCES DECISION BY FIRMENICH TO PROCEED WITH COMMERCIAL
DEVELOPMENT OF S6973 SUCROSE ENHANCER

SAN DIEGO, CA — January 29, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, announced today that Firmenich SA, the world’s largest privately-owned fragrance and flavor company, has made a decision to proceed with commercial development of S6973, Senomyx’s enhancer of sucrose (table sugar) that has demonstrated the ability to reduce up to 50% of the sugar in a variety of products while maintaining the taste of natural sugar.  In conjunction with the decision, Senomyx will receive an $8 million license fee payment from Firmenich.

“Senomyx is extremely pleased that after a thorough evaluation, Firmenich has decided to select S6973 as the first Senomyx sucrose enhancer to be commercialized,” said Kent Snyder, Chief Executive Officer of the Company.  “S6973 is a unique flavor ingredient that can help manufacturers provide a significant reduction in the sugar content of their products without compromising on taste.  Senomyx is looking forward to working with Firmenich as they begin pre-commercial activities.”

As announced previously, in August 2009 Senomyx and Firmenich entered into a collaborative research, development, commercialization and license agreement related to Senomyx’s Sweet Enhancers, which are novel flavor ingredients intended to enhance the taste of sucrose, fructose, and Rebaudioside (stevia).  The agreement provides that during the collaborative period Firmenich will have exclusive rights to commercialize selected Senomyx Sweet Enhancers worldwide in virtually all food product categories not currently licensed to other companies.  In return, Firmenich agreed to pay to Senomyx shared funding of ongoing research, license fees, and royalties on sales of Senomyx’s Sweet Enhancers developed under the collaboration.  Senomyx received an initial license fee payment of $10 million from Firmenich following execution of the agreement.

A second $10 million license fee was scheduled to be payable to Senomyx following Firmenich’s decision to commercialize a Senomyx Sweet Enhancer that received regulatory approval.  In November 2009, following receipt of Generally Recognized As Safe (GRAS) regulatory designation for S6973, the companies agreed that Firmenich would conclude its evaluation of S6973 in February 2010.  In addition, Senomyx received a non-refundable $2 million payment fee from Firmenich based on its encouraging preliminary evaluation of S6973.  Firmenich’s current decision to proceed with commercial development of S6973 triggers payment of the remaining $8 million portion of the second license fee.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s rights to the remaining license fee; Senomyx’s ability to discover and develop novel flavor ingredients for use as sweet enhancers of sucrose, fructose and Rebaudioside (stevia); the capabilities and potential uses of Senomyx’s flavor ingredients; Firmenich’s plans to proceed with commercial development of S6973; Senomyx’s ability or Firmenich’s ability to commercialize products incorporating Senomyx’s flavor ingredients for use in foods and beverages and Senomyx’s right to receive milestones and royalties under its agreements with Firmenich; and the speed of commercialization, revenue potential and market acceptance of sweet enhancing flavor ingredients. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Flavor ingredients developed under the agreement may not be useful or cost-effective for formulation into products; Senomyx or Firmenich may be unable to obtain and maintain the regulatory approvals required for novel flavor ingredients to be incorporated into products that are sold; products that incorporate Senomyx flavor ingredients may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

858-646-8369

gwen.rosenberg@senomyx.com

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